EXHIBIT 10.60

MORGAN STANLEY

STRATEGIC EQUITY INVESTMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2009

SECTION 1. Purpose. The purposes of the Strategic Equity Investment Plan are to attract, retain and motivate certain employees of the Company and to compensate them for their contributions to the growth and profits of the Company by allocating notional points entitling them to receive one or more cash payments, which amount(s) shall be determined by the performance of investments that this Plan covers.

SECTION 2. Definitions. As used in this Plan, the following terms shall have the indicated meanings:

“Account” means the memorandum account that the Company establishes and maintains for a Participant pursuant to SECTION 6.

“Alternative Scheduled Distribution Date” means (i) the First Alternative Scheduled Distribution Date and (ii) January 31 of each year after the First Alternative Scheduled Distribution Date, continuing through the Final Alternative Scheduled Distribution Date.

“Annex” shall have the meaning set forth in SECTION 14(i).

“Applicable Account Value” means, with respect to an Award, the fair value of such Award (as determined by the Company), which fair value shall reflect the initial amount credited to the Participant’s Account in respect of that Award in accordance with SECTION 6(a), as adjusted from time to time in accordance with SECTION 6(c), SECTION 6(d) and
SECTION 6(e).

“Award” means an award of Points made to a Participant in respect of a Point Allocation year.

“Award Date” means the date on which an award of Points is made to a Participant as set forth on such Participant’s Award Summary.

“Award Summary” means a document (a representative form of which is attached hereto as Exhibit A, as may be amended from time to time) that the Company issues pursuant to SECTION 7 and that evidences a Participant’s participation in this Plan.

“Board” means the Board of Directors of Morgan Stanley from time to time or the Compensation, Management Development and Succession Committee thereof.

“Cause” means: (i) any act or omission which constitutes a breach of the Participant’s obligations to the Company (including, without limitation, the Participant’s failure to comply with any notice or non-solicitation restrictions that may be applicable to the Participant) or the Participant’s failure or refusal to perform satisfactorily any duties reasonably required of the Participant, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of the Participant’s incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to the Participant by the Company; (ii) the Participant’s commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company; or (iii) the Participant’s violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

“Committee” means the Chief Administrative Officer of Morgan Stanley or a committee consisting of such officers of the Company as determined and designated by the Chief Administrative Officer.

“Company” means Morgan Stanley together with its subsidiaries and affiliates.

“Competitive Activity” means: (i) becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where the Participant will be responsible for providing, or managing or supervising others who are providing, services (x) that are similar or substantially related to the services that the Participant provided to the Company, or (y) that the Participant had direct or indirect managerial or supervisory responsibility for at the Company, or (z) that call for the application of the same or similar specialized knowledge or skills as those utilized by the Participant in his or her services for the Company, in each such case, at any time during the year preceding the termination of the Participant’s employment with the Company; or (ii) either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.

“Competitor” means any corporation, partnership or other entity that is engaged in any activity, or that owns a significant interest in any corporation, partnership or other entity, that competes with any business activity the Company engages in, or that the Participant reasonably knew or should have known that the Company was planning to engage in, at the time of the termination of the Participant’s employment with the Company.

“Delegate” shall have the meaning set forth in SECTION 4(c).

“Disability”, with respect to any Participant, shall have the meaning in the Company’s long-term disability plan in effect on the date of such Participant’s disabling event and applicable to such Participant.

“Eligible Person” means, at the sole discretion of the Committee, (i) primarily an Associate, Vice President, Executive Director or Managing Director of the Investment Banking Division of the Company and (ii) secondarily other employees of the Company.

“Final Alternative Scheduled Distribution Date” means with respect to any Award January 31 of the fifteenth year following the Point Allocation Year in respect of which an Award was made.

“First Alternative Scheduled Distribution Date” means with respect to any Award January 31 of the year following the Fiscal Year in which the Company receives the ruling or similar guidance described in SECTION 8(b)(iii).

“Fiscal Year” and “Fiscal Quarter” mean the Company’s fiscal year and the Company’s fiscal quarter, respectively.

“Forfeiture Event”, with respect to any Participant, means (i) the termination of such Participant’s employment with the Company prior to January 1, 2009 for any reason other than as a result of death, Disability or Full Career Retirement or Retirement (as applicable to such Participant’s division) and (ii) the termination of such Participant’s employment with the Company at any time for any reason, other than as a result of death, Disability or Full Career Retirement or Retirement (as applicable to such Participant’s division), under conditions involving any of the following circumstances:

(ii) If the Participant engages in Competitive Activity following the voluntary termination of his or her employment with the Company;

(iii) If the Participant employment with the Company is terminated for Cause, following the termination of the Participant’s employment with the Company, the Company determines that the Participant’s employment could have been terminated for Cause (for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”);

(iv) The Participant discloses Proprietary Information to any unauthorized person outside the Company, or uses or attempts to use Proprietary Information other than in connection with the business of the Company, where such disclosure, use or attempt to use may be adverse to the interests of the Company; or the Participant fails to comply with his or her obligations under the Company’s Code of Conduct (and any applicable supplements) or otherwise existing between the Participant and the Company, relating to an assignment, procurement or enforcement of rights in Proprietary Information;

(v) The Participant engages in a Wrongful Solicitation;

(vi) The Participant makes any Unauthorized Comments; or

(vii) The Participant resigns from employment with the Company without having provided the Company prior written notice of his or her resignation at least: (A) 180 days before the date on which his or her employment with the Company terminates if he or she is a member of the Management Committee at the time of notice of resignation; (B) 90 days before the date on which his or her employment with the Company terminates if clause (A) does not apply to the Participant and he or she is a Managing Director (or equivalent title) at the time of notice of resignation; (C) 60 days before the date on which the Participant’s employment with the Company terminates if he or she is an Executive Director (or equivalent title) at the time of notice of resignation; and (D) 30 days before the date on which the Participant’s employment with the Company terminates if none of clauses (A) through (C) apply to the Participant at the time of notice of resignation.

“Full Career Retirement” means, with respect to any Participant, the termination of such Participant’s employment with the Company on or after the date on which such Participant:

(i) has attained age 50 and completed at least 12 years of service with the Company as a: (A) Managing Director of the Company or equivalent elected officer title; or (B) Member of the Management Committee, Executive Vice President, Senior Vice President or First Vice President of Van Kampen Investments Inc.;

(ii) has attained age 50 and completed at least 15 years of service as an elected officer of the Company;

(iii) has completed at least 20 years of service with the Company; or

(iv) has attained age 55 and has completed at least 5 years of service with the Company and the sum of such Participant’s age and years of service equals or exceeds 65.

“Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

“Governmental Service Termination” means the termination of a Participant’s employment with the Company and the Participant’s commencement of employment at a Governmental Employer, provided that the Participant has presented the Company with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of the Participant’s continued interest in Morgan Stanley awards (including awards settled in cash) is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics laws or conflicts of interest law applicable to the Participant at such Governmental Employer.

“Indemnified Person” shall have the meaning set forth in SECTION 4(d).

“Morgan Stanley” means Morgan Stanley, a Delaware corporation, including any successor thereto.

“Notional Administration Fee” shall have the meaning set forth in SECTION 6(d).

“Participant” means an Eligible Person who participates in this Plan.

“Plan” means this Morgan Stanley Strategic Equity Investment Plan.

“Plan Investment” means an investment that this Plan notionally acquires in accordance with SECTION 6(b).

“Point Allocation Year” means any fiscal year in which the Committee allocates Points. There have been three Point Allocation Years: the Fiscal Year ending November 30, 1999 (the “1999 Point Allocation Year”); the Fiscal Year ending November 30, 2000 (the “2000 Point Allocation Year”); and the Fiscal Year ending November 30, 2001 (the “2001 Point Allocation Year”).

“Points” shall have the meaning set forth in SECTION 5.

“Proceeds” means the cash proceeds that the Company realizes directly or indirectly in respect of (i) any Plan Investment or (ii) any securities or other property that the Company receives in respect of any Plan Investment; provided that “Proceeds” shall not include any proceeds that the Company receives as a “carried interest,” management fee or any other fee or share of profits from a third party investor or a portfolio company of any fund.

“Proprietary Information” means any information that may have intrinsic value to the Company, the Company’s clients or other parties with which the Company has a relationship, or that may provide the Company with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems of information; algorithms; technology and business processes; business, product, or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business, provided that such Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of the Participant’s action. Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, videotapes, audiotapes, and oral communications.

“Residual Value” means, with respect to an Award, the fair value (as determined by the Company), if any, of the Participant’s unrealized notional share of Proceeds from the Plan Investments underlying the relevant Award.

“Retirement” means, with respect to any Participant, the termination of such Participant’s employment with the Company on or after the date on which such Participant:

(i) has attained age 65; or

(ii) has attained age 55 and completed at least 10 years of service with the Company.

“Scheduled Distribution Date” means: (i) with respect to Awards granted in respect of the 1999 Point Allocation Year (including forfeited Points in respect of such Point Allocation Year that are reallocated pursuant to SECTION 11), January 31, 2010; and (ii) with respect to Awards granted in respect of the 2000 Point Allocation Year and the 2001 Point Allocation Year (including forfeited Points in respect of such Point Allocation Year that are reallocated pursuant to SECTION 11), January 31, 2012.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means a separation from service with the Company for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).

“Service with the Company” includes, for purposes of the definitions of “Full Career Retirement” and “Retirement,” any period of service with the Company or the following entities and any of their predecessors: (1) Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co., (2) Miller Anderson & Sherrerd, LLP prior to its acquisition by MS Group; (3) Van Kampen Investments Inc. and its subsidiaries prior to its acquisition by MS Group; and (4) Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.; provided that a former employee of DWD will receive credit for employment with DWD only if he or she transferred employment from DWD directly to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997 and that a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred employment from Morgan Stanley directly to Dean Witter Reynolds Inc. or its affiliates subsequent to February 5, 1997.

“Treasury Rate” means the cumulative rate per annum equal to the discounted rate for 90-day U.S. Treasury bills determined by the last U.S. Treasury bill auction in the relevant fiscal quarter.

A Participant will be deemed to have made “Unauthorized Comments” about the Company if, while Employed or following the termination of his or her employment with the Company the Participant makes, directly or indirectly, any negative, derogatory or disparaging comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

A “Wrongful Solicitation” occurs upon either of the following events: (i) while employed by the Company, including during any notice period applicable to the Participant in connection with the termination of the Participant’s employment with the Company, or within 180 days after the termination of the Participant’s employment with the Company, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), the Participant hires or solicits, recruits, induces, entices, influences or encourages any Company employee to leave the Company or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom the Participant worked or had professional or business contact, or who worked in or with the Participant’s business unit, during any notice period applicable to the Participant in connection with the termination of the Participant’s employment with the Company or during the 180 days preceding notice of the termination of the Participant’s employment with the Company; or (ii) while employed by the Company, including during any notice period applicable to the Participant in connection with the termination of the Participant’s employment with the Company, or within 90 days (180 days if the Participant are a member of the Management Committee at the time of notice of termination) after the termination of the Participant’s employment with the Company, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), the Participant solicits or entices away or in any manner attempts to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that the Participant worked for on an actual or prospective project or assignment during any notice period applicable to the Participant in connection with the termination of the Participant’s employment with the Company or during the 180 days preceding notice of the termination of the Participant’s employment with the Company.

SECTION 3. Effectiveness. This Plan shall become effective upon its adoption by the Board. Prior to such adoption, the Committee may select the Eligible Persons to participate in this Plan pursuant to SECTION 4 and may allocate Points to such Eligible Persons, subject to such adoption. The Company reserves the right not to make available any plan similar to this Plan (in whole or in part) nor to permit any participation in this Plan in the future.

SECTION 4. Administration.

(a) The Committee shall administer this Plan. In addition to other express powers and authorizations that this Plan confers on the Committee, the Committee shall have full power and authority, subject to the express provisions hereof, applicable law, contractual provisions binding upon the Company and any internal policies and procedures of the Company:

(ii) to select Eligible Persons to become Participants in this Plan;

(iii) to determine allocations of Points;

(iv) to determine the terms and conditions of each Award Summary;

(v) to determine the time and the manner in which to sell, liquidate or otherwise dispose of any securities held as a Plan Investment or in respect of a Plan Investment;

(vi) to construe and interpret this Plan, any Award Summary or any summary of the foregoing;

(vii) to prescribe, amend, rescind or waive rules and procedures relating to this Plan with respect to any or all Participants;

(viii) to make an earlier payment with respect to any Plan Investment but only to the extent permitted under SECTION 8(d);

(ix) to waive any provision of this Plan or the Award Summary with respect to any or all Participants; and

(x) to make all other determinations necessary or advisable for the administration of this Plan.

All determinations by the Committee in administering, construing or interpreting this Plan shall be final, binding and conclusive for all purposes and upon all persons.

(b) The Board or Committee may modify, amend, suspend or terminate this Plan, any Award Summary or any provision hereof or thereof (in whole or in part) at any time. No such modification, amendment, suspension or termination shall, without a Participant’s consent, affect adversely the rights of such Participant under this Plan; provided, however, that the Company may, without a Participant’s consent, amend or modify the terms and conditions of this Plan or any Award under this Plan in any manner that the Company considers necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement or to ensure that a Participant’s Award is not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. Upon a termination of this Plan, a Participant’s Points will remain outstanding, subject to their applicable terms and conditions; provided, however, that to the extent that early distributions of portions or all of a Participant’s Applicable Account Value would not result in the imposition of interest or additional tax under Section

409A, the Board or Committee may permit such early distributions to the extent and in the manner permitted under Section 409A. No action that the Board or Committee takes or declines to take pursuant to this SECTION 4(b) shall give rise to a claim of constructive termination on the part of such Participant.

(c) The Committee may delegate such of its responsibilities hereunder as it deems appropriate to one or more officers or directors of the Company (each, a “Delegate”). In connection with the performance of its responsibilities hereunder, the Committee may consult with any third party it deems necessary or advisable, including without limitation, any outside consultant or advisor.

(d) Neither the Company nor any member of the Board, the Committee or any Delegate and their respective affiliates and employees (each, an “Indemnified Person”) shall be liable in any manner whatsoever in connection with the administration, construction or interpretation of this Plan, any Award Summary or any summary of the foregoing, except for any liability arising out of such person’s willful misconduct. Under no circumstances shall any Indemnified Person be liable for any act or omission of any other Indemnified Person. In the performance of its, his or her functions with respect to this Plan, each Indemnified Person shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel, the Company’s tax advisers and any other person the Committee deems necessary or advisable, and no Indemnified Person shall be liable for any action taken or not taken in reliance upon any such advice. The Company shall indemnify each Indemnified Person for any loss or damages that it, he or she incurs in connection with, or arising out of, this Plan, except for any loss or damages that result from such Indemnified Person’s willful misconduct.

SECTION 5. Point Allocations.

(a) In any Point Allocation Year in which the Company makes this Plan available, the Committee in its sole discretion shall allocate up to 10,000 notional points (“Points”), subject to SECTION 5(b) and SECTION 5(c), in respect of Plan Investments to all Participants. In allocating such Points, the Committee may take into account a variety of factors, including without limitation, the contributions made by Participants to this Plan and a Participant’s overall individual performance and seniority, in each case as the Committee determines in its sole discretion. Nothing in this Plan shall obligate the Company to allocate Points to any person.

(b) The Committee in its sole discretion may reserve for allocation Points to such employees of the Investment Banking Division of the Company who are hired during the Point Allocation Year after the allocation of Points pursuant to SECTION 5(a) (for example, incoming associates or employees who are employed on a lateral basis).

(c) If the Committee determines that any corporate transaction or event affects the Points such that it determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number or value of Points allocated pursuant to SECTION 5(a) and SECTION 5(b).

SECTION 6. Establishment of Accounts; Notional Administration Fee; Plan Investments.

(a) For purposes of this Plan, in any Point Allocation Year, the Company shall treat a Participant as having been allocated such Participant’s Points on the date set forth in such Participant’s Award Summary. As of such time, the Company shall establish an Account for such Participant, to which it shall credit such Participant’s Points.

(b) This Plan shall notionally acquire Plan Investments for the benefit of Participants for a purchase price equal to the fair market value (as the Committee shall determine) of such Plan Investments at the time of their acquisition. Participants shall participate in each Plan Investment pro rata based on their respective Points, unless the Committee determines otherwise in its sole discretion on a Plan Investment-by-Plan Investment basis.

(c) Subject to SECTION 11, if the Company realizes Proceeds in respect of a Plan Investment, the Company shall credit each Participant’s Account with that Participant’s notional share of such Proceeds in accordance with such Participant’s Points as soon as reasonably practicable following such realization. Any such credit will be net of such Participant’s accrued and unpaid Notional Administration Fee at the time of such application. Amounts so credited will accrue interest at the Treasury Rate until the Scheduled Distribution Date (or, if SECTION 8(b)(iii) applies, until the applicable Alternative Scheduled Distribution Date.

(d) The Company shall charge each Participant’s Account a notional annual administration fee (the “Notional Administration Fee”) in an amount that the Committee determines in its discretion from time to time, which amount shall not exceed 1.5% of the sum of the initial aggregate cost of the Plan Investments allocated to such Participant (based on such Participant’s Points); provided that the aggregate amount of Notional Administration Fee charged to all Accounts in any fiscal year will not exceed the Company’s cost of administering this Plan during such fiscal year. The Notional Administration Fee shall accrue every fiscal quarter in arrears and shall be charged against the Participant’s Account. The Notional Administration Fee will reduce the amount payable to a Participant pursuant to this Plan, but a Participant shall not otherwise have any obligation to reimburse the Company for the Notional Administration Fee charged to his Account.

(e) The Participant’s Account shall be debited by any amount paid to the Participant pursuant to this Plan.

SECTION 7. Award Summary.

(a) The Company shall issue to each Participant an Award Summary evidencing such Participant’s participation in this Plan.

(b) A Participant may not assign such Participant’s Award Summary by operation of law or otherwise. The Company may assign an Award Summary or any of the Company’s obligations under this Plan or thereunder. Notwithstanding the foregoing, a Participant’s Award Summary shall be binding upon and shall inure to the benefit of the personal representatives, heirs, legatees, successors and assigns of the Company and such Participant.

SECTION 8. Payments.

(a) The Company shall make any payment in respect of a Participant’s Account in accordance with this SECTION 8. Nothing in this Plan or in any Award Summary shall be construed to obligate the Company to realize Proceeds or to guarantee to any Participant a right to receive Proceeds.

(b) Effective January 1, 2009, and except as otherwise provided in this Plan or the applicable Award Summary and subject in all cases to SECTION 11, payments in respect of Awards shall be made as follows:

(ii) On the Scheduled Distribution Date for an Award, the Company will make payment of the Applicable Account Value attributable to that Award together with the Residual Value, if any, of the Award determined as of the December 31 immediately preceding the Scheduled Distribution Date. Following such payment, a Participant shall have no further interest in such Award or in any Proceeds realized by the Company in respect of the Plan Investments that were related to such Award.

(iii) If prior to the December 31 immediately preceding the Scheduled Distribution Date for an Award, the Company receives a favorable ruling from the Internal Revenue Service, or other similar guidance, that the application of this SECTION 8(b)(iii) is not prohibited by Section 409A and would not result in a Participant being required to recognize income for United States federal income tax purposes before the Participant’s Account is paid, or in the Participant incurring additional tax or interest under Section 409A, then the payment schedule set forth in this SECTION 8(b)(iii) shall apply to the relevant Award in lieu of the payment scheduled set forth in SECTION 8(b)(ii). In the event that the Company receives such favorable ruling or other similar guidance, payments shall be made in respect of a particular Award on each Alternative Scheduled Distribution Date in an amount equal to the Participant’s notional share of Proceeds, if any, realized in respect of Plan Investments subject to the relevant Award since the last Alternative Scheduled Distribution Date (or, in the case of payments made on the First Alternative Scheduled Distribution Date, if so permitted by such ruling or other relevant guidance, in an amount equal to the Participant’s notional share of previously undistributed Proceeds, if any, realized in respect of Plan Investments subject to the relevant Award since the Award Date), as adjusted (positively or negatively) by interest accruals pursuant to SECTION 6(c) and for the Notional Administration Fee in accordance with SECTION 6(d). The payment made on the Final Alternative Scheduled Distribution Date will include the Residual Value of the relevant Award determined as of the December 31 immediately preceding such Final Alternative Scheduled Distribution Date. Following such final payment, a Participant shall have no further interest in the relevant Award or in any Proceeds realized by the Company in respect of the Plan Investments that were related to such Award.

(c) The Company shall make all payments to Participants pursuant to this SECTION 8 in cash.

(d) The Company shall have no right to accelerate the payment of any portion of the Applicable Account Value of any Award, except to the extent that such acceleration is not prohibited by Section 409A and would not result in a Participant (i) being required to recognize income for United States federal income tax purposes before payments are made to the Participant under this Plan or (ii) incurring additional tax or interest under Section 409A.

(e) Notwithstanding the other provisions of this Plan, if on any date on which the Company would otherwise make a payment to the Participant, the Company considers the Participant to be an executive officer whose compensation may not be fully deductible by virtue of Section 162(m) of the Code, the Committee may delay making the nondeductible portion of such payment. This delay in payment will continue until the Participant’s Separation from Service, and, subject to SECTION 9, payment shall be made upon the Participant’s Separation from Service. During the period that the Company delays such payment, the amount whose payment is delayed shall accrue interest at LIBOR.

SECTION 9. Specified Employees. Notwithstanding anything contrary set forth in this Plan or any Annual Summary, if the Company considers a Participant to be one of its Specified Employees at the time of the Participant’s Separation from Service, any distribution or other payment of all or any portion of the Participant’s Applicable Account Value that is due upon or as a result of the Participant’s Separation from Service will be delayed to the extent it otherwise would be payable within the six months after the Participant’s Separation from Service, and shall instead be made on the first business day following the date that is six months after the date of the Participant’s Separation from Service, provided, however, that in the event the Participant’s Governmental Service Termination or employment at a Governmental Employer following termination of employment with the Company under circumstances set forth in SECTION 10(b) occurs at any time after the Award Date, payment will be made in accordance with SECTION 10.

SECTION 10. Governmental Service.

(a) If the Participant’s employment with the Company terminates in a Governmental Service Termination, then the fair value (as determined by the Committee as of the last day of the month preceding the month in which such Governmental Service Termination occurs) of the Awards that the Participant held at the time of such Governmental Service Termination, will be distributed to the Participant on the date of such Governmental Service Termination.

(b) If the Participant’s employment with the Company terminates other than in a Governmental Service Termination and, following the Participant’s termination of employment with the Company, the Participant accepts employment with a Governmental Employer, then the fair value (as determined by the Committee as of the last day of the month preceding the month in which the Participant commences such employment) of the Awards that the Participant held at the time of such commencement of employment with such Governmental Employer will be distributed to the Participant upon the Participant’s commencement of such employment, provided that the Participant presents the Company with satisfactory evidence demonstrating that as a result of such employment the divestiture of the Participant’s interest in Morgan Stanley awards (including awards settled in cash) is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to the Participant at such Governmental Employer.

SECTION 11. Forfeiture of Points. Unless the Committee determines otherwise, notwithstanding anything in this Plan or in an Award Summary to the contrary, upon the occurrence of a Forfeiture Event with respect to a Participant at any time, the Company shall cause such Participant to forfeit all of such Participant’s Points. Following such forfeiture no further allocations of Proceeds shall be made to the Participant’s Account pursuant to SECTION 6(c), but amounts credited to the Participant’s Account as of the date of forfeiture will continue to accrue interest at the Treasury Rate as provided in SECTION 6(c) until payment. Payment in respect of the Participant’s Award will be made as provided in SECTION 8 (or, if applicable, SECTION 10); for the avoidance of doubt, it is noted that such payment will not include any amount attributable to the Residual Value of the Award. The Committee shall reallocate any forfeited Points to other Participants participating in the Plan during the fiscal year of such Forfeiture Event. The Committee, in its sole discretion, shall determine the basis for such reallocation of forfeited Points. Any such forfeited Points that are not so reallocated by the end of such fiscal year shall be retired.

SECTION 12. Transferability.

(a) No Participant may transfer (other than by will or by the laws of descent and distribution), pledge, hypothecate or otherwise dispose of or encumber such Participant’s Points or any Award or interest in this Plan.

(b) During a Participant’s lifetime, the Company shall make any payment in respect of such Participant’s Applicable Account Value only to such Participant. A Participant may make a written designation of beneficiary or beneficiaries to receive all or part of the amounts that the Company shall pay in respect of such Participant’s Points in the event of such Participant’s death. To make a beneficiary designation, a Participant must complete and submit the Beneficiary Designation form on the Executive Compensation website at http://execcomp.corpms.com/site/execcomp/webapp/beneficiary.jsp. A Participant may replace or revoke a designation of a beneficiary at any time. If there is any question as to the legal right of any beneficiary to receive payment in respect of a Participant’s Points, the Company may determine in its sole discretion to pay the amount in question to the Participant’s estate. The Company’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such payment.

(c) In the event of a Participant’s death, the Company shall make any payment in respect of such Participant’s Applicable Account Value to (i) the beneficiary or beneficiaries designated in accordance with this SECTION 12 and (ii) if such designated beneficiary or beneficiaries are not available, such Participant’s estate. If there is any dispute as to the legal right of any beneficiary to receive payment under this Plan, then the Company may pay, in its sole discretion, the disputed amount to the estate, or the legal representative of such Participant, in which event the Company shall have no further liability to anyone with respect to such payment.

SECTION 13. Withholding Taxes; Other Obligations.

(a) Any vesting, payment, distribution or Award made under the Plan shall be subject to the Company’s withholding of all required United States federal, state, local and foreign income and employment/payroll taxes (including Federal Insurance Contributions Act (“FICA”) taxes), and all such payments, distributions, or awards shall be net of such tax withholding. In addition to withholding such taxes from the payment giving rise to such withholding obligation, and subject to the immediately following sentence, the Company may withhold such taxes from any payroll or other payment or compensation to the Participant and to take such other action as the Company may deem advisable to enable it and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations, assessments, or other governmental charges, whether of the United States or any other jurisdiction, relating to the vesting or payment of an Award. However, the Company may not deduct or withhold such sum from any payroll or any other payment or compensation, except to the extent it is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the scheduled payment of any amount under the Plan or to incur interest or additional tax under Section 409A. In its discretion, the Company may accelerate the payment of any amount under the Plan to the extent necessary to pay (i) any FICA taxes imposed on such amount prior to the scheduled payment thereof and (ii) any income tax withholding imposed as a result of accelerated payment pursuant to the preceding clause (i).

(b) The Company shall have no authority to withhold any amount from a payment or distribution pursuant the Plan for the purpose of satisfying all or any part of an obligation that a Participant owes to the Company, except (i) to the extent authorized under SECTION 13(a) relating to tax and other withholding obligations or (ii) otherwise, to the extent such withholding is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the time of payment of any amount hereunder or to incur interest or additional tax under Section 409A. The Company’s determination of any amount that a Participant owes the Company shall be conclusive.

SECTION 14. Miscellaneous.

(a) Subject to SECTION 6(d), the Company shall bear all expenses and costs that it incurs in connection with the administration of this Plan.

(b) Nothing in this Plan or any Award Summary shall confer upon any Participant the right to continue in the employment of the Company or any of its affiliates or to be entitled to any remuneration or benefits not set forth in this Plan or such Award Summary or to interfere with or limit in any way the right of the Company or any of its affiliates to terminate such employment.

(c) Each Participant shall keep confidential all matters relating to this Plan and its affairs (including the terms of this Plan and such Participant’s Award Summary, information concerning any Plan Investment and communications from the Company relating thereto), except as otherwise required by law. The Company’s Code of Conduct regarding proprietary information shall cover such matters.

(d) The headings of sections herein are included solely for the convenience of reference and shall not affect the meaning of any of the provisions of this Plan.

(e) This Plan, a Participant’s Award Summary and a Participant’s Beneficiary Designation Form (if any) shall constitute the entire understanding between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter thereof.

(f) Each Award Summary is subject to the provisions of this Plan and all of the provisions of this Plan are incorporated into each Award Summary as provisions of such Award Summary. If there is a conflict between the provisions of an Award Summary and the provisions of this Plan (as may be supplemented by an Annex), then the provisions of this Plan shall govern.

(g) THIS PLAN, ANY AWARD SUMMARY AND ALL RIGHTS HEREUNDER OR THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. ANY DISPUTE OR CLAIM ARISING OUT OF THIS PLAN SHALL BE RESOLVED THROUGH ARBITRATION CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION IN NEW YORK, NEW YORK.

(h) Neither this Plan nor any Award Summary shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, a Participant or any other person or shall create or be construed to create a segregation by the Company of any assets to fund this Plan. To the extent any Participant has a right to receive payments from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i) A Participant’s participation in this Plan shall be conditioned on the Company making any filings and the Company’s receipt of any consents or authorizations required to comply with, or required to be obtained under, applicable local law. To the extent necessary to comply with the local law of any jurisdiction in which the Company offers and implements this Plan, the Company may supplement this Plan and/or any Award Summary with an annex (an “Annex”), which Annex shall set forth certain terms and conditions applicable to such offer and implementation in such jurisdiction. If there is a conflict between the provisions of this Plan and the provisions contained in an Annex, then the provisions of such Annex shall govern.

(j) If any provision of this Plan or any Award Summary is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant, or would disqualify this Plan or such Award Summary under applicable law, such provision shall be construed or deemed amended to conform to such law, or if it cannot be construed or deemed amended without materially altering the intent of this Plan or such Award Summary, then such provision shall be stricken as to such jurisdiction or as to such Participant, and the remainder of this Plan or such Award Summary shall remain in full force and effect.

(k) By participating in this Plan, each Participant acknowledges that certain information relating to such Participant shall be made available to the Committee or to such other persons within the Company as is necessary to administer this Plan.

[END OF THIS PLAN]

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Exhibit A

MORGAN STANLEY

[YEAR] SEIP Award Summary
Name:	ID Number:
Division:	Cost Center:
Title:	Hire Date:

Points Awarded:

Unit Value:

Grand Total:

1. Terms of [Year] SEIP may be different in certain non-U.S. jurisdictions and you will be notified of such differences if applicable.

2. In general, you will not receive any distributions in respect of you [Year] SEIP awards until [date] (the “Scheduled Payment Date”). Your award is also subject to the other terms and conditions contained in the Strategic Equity Investment Plan (the “Plan”).

3. Unit Value represents the book value of investments covered by [Year] SEIP on the books of Morgan Stanley at the time of award. Please see the attached list of investments covered by [Year] SEIP. Morgan Stanley does not guarantee that the future Unit Value will be equal to or greater than the Unit Value set forth above or that your Applicable Account Value will be equal to or greater than the Unit Value set forth above.

While a similar plan may be offered in future years, Morgan Stanley does not commit to offering this type of plan again in the future. Nothing in this summary or in any correspondence related to [Year] SEIP should be construed as a guarantee of a discretionary bonus or any particular level of bonus, compensation, or benefits. Participants and their beneficiaries do not have any interest in any asset of Morgan Stanley or any rights greater than unsecured general creditors of Morgan Stanley. You shall keep confidential all matters relating to [Year] SEIP including the investments covered by [Year] SEIP. The provisions of Morgan Stanley’s Code of Conduct regarding proprietary information shall cover all aspects of [Year] SEIP.

Unless defined in this Award Summary, each capitalized term has the meaning set forth for it in the Plan.

Award Date:

A-1